Exhibit 99.1

                  Georgia Gulf Says Two Plants Remain
  Down Due to Hurricane Rita; Restart of Plants Dependent on Natural
              Gas, Feedstocks and Utilities Availability

    ATLANTA--(BUSINESS WIRE)--Sept. 28, 2005--Georgia Gulf Corporation (NYSE: GGC) said today that its Lake Charles, Louisiana facility, which produces vinyl chloride monomer (VCM) and its Plaquemine, Louisiana facility, which produces chlorine, caustic, VCM, vinyl resins, phenol and acetone, remain shutdown following Hurricane Rita until natural gas, feedstocks and utilities are restored. The Company's Pasadena, Texas cumene facility was already down for a scheduled turnaround.
    At this time, the Company has declared Force Majeure on caustic soda and vinyl resins. Other products could be placed on allocation before the plants resume normal operations.
    The Company is continually monitoring availability of natural gas, feedstocks and utilities and plans to restore operations in a safe, timely and efficient manner as soon as energy and feedstocks are obtained. The Company is currently unable to estimate the time of restart of the affected facilities.
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.


    CONTACT: Georgia Gulf Corporation, Atlanta
             Media Relations
             Will Hinson, 225-685-2501
                 or
             Investor Relations
             Angie Tickle, 770-395-4520